NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION CONTEMPLATED HEREIN; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
SUPPLEMENT NO. 1 DATED JANUARY 5, 2010
TO OFFER LETTER

TO ALL HOLDERS OF WARRANTS

TO PURCHASE ORDINARY SHARES OF

EXCEED COMPANY LTD.

NOVEMBER 30, 2009

THE OFFER HAS BEEN EXTENDED. THE OFFER
AND WITHDRAWAL RIGHTS WILL EXPIRE
AT 5:00 P.M., NEW YORK CITY TIME, ON
FRIDAY, FEBRUARY 26, 2010, UNLESS THE
OFFER IS FURTHER EXTENDED.

This Supplement (this “Supplement”) supplements and amends the Offer Letter, dated November 30, 2009 (as hereby and as it may be further supplemented or amended from time to time, the “Offer to Purchase”) and the related Letter of Transmittal as it may be further supplemented or amended from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) of Exceed Company Ltd., a British Virgin Islands business company (the “Company,” “we,” “our” or “us”).

The Company has extended the Expiration Date of the Offer to 5:00 p.m., New York City time, on Friday, February 26, 2010, unless further extended.   The Company has also amended the terms of the Offer to provide that in lieu of paying cash for fractional shares, the Company will round up to the nearest whole number the number of Ordinary Shares to be issued to the holder upon exercise of the Warrants.

A registration statement with respect to the Ordinary Shares underlying the Warrants has been declared effective by the Securities and Exchange Commission and is currently effective.  So long as such Registration Statement remains effective, holders are also entitled to exercise their Warrants for cash during the Offer Period in accordance with the terms of the Warrant.

All of the currently outstanding Warrants are the subject of this Offer, including those Warrants that are a part of the outstanding Units. If the Warrants you are tendering are part of Units held by you, then you must instruct your broker to separate the Warrants from the Units prior to tendering your Warrants pursuant to the Offer.  For specific instructions regarding separation of Units, please see the letter to be used by brokers, dealers, commercial banks, trust companies and other nominees to their clients (the ‘‘Client Letter’’).

Amendments to the Offer to Purchase

The second and third full paragraphs on the first page of the Offer to Purchase are hereby amended and restated in their entirety as follows:

“THE OFFER IS BEING MADE SOLELY UNDER THIS OFFER LETTER AND THE RELATED LETTER OF TRANSMITTAL AND IS BEING MADE TO ALL RECORD HOLDERS OF WARRANTS, INCLUDING WARRANTS HELD AS PART OF UNITS. THE OFFER IS NOT BEING MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS OF WARRANTS RESIDING IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES, BLUE SKY OR OTHER LAWS OF SUCH JURISDICTION.

Exceed Company Ltd., successor to 2020 ChinaCap Acquirco, Inc. (the “Company”), is making an offer, upon the terms and conditions in this Offer Letter and related Letter of Transmittal (which together constitute the “Offer”), to all holders of the Company’s outstanding warrants (the “Warrants”), including Warrants held as part of Units (as such term is defined below) to purchase an aggregate of 10,890,000 ordinary shares of the Company, par value $0.0001 per share (the “Ordinary Shares”), to receive one Ordinary Share in exchange for each 3.96 Warrants tendered by the holders of Warrants. The ratio was determined based on the ratio of the average daily closing prices of the Ordinary Shares and Warrants for the period of November 9, 2009 to November 13, 2009.  The Warrants consist of publicly traded warrants to purchase an aggregate of 8,625,000 Ordinary Shares that were issued in the Company’s initial public offering (the “Public Warrants”) and warrants to purchase an aggregate of 2,265,000 Ordinary Shares that were issued at a purchase price of $1.00 per Warrant in a private placement that closed simultaneously with the initial public offering (the “Private Warrants”). The “Offer Period” is the period commencing on November 30, 2009 and ending at 5:00 p.m., Eastern Time, on February 26, 20100, or such later date to which the Company may extend the Offer (the “Expiration Date”).”

The fifth full paragraph on the first page of the Offer to Purchase is hereby amended and restated in its entirety as follows: “The Offer is to permit holders of Warrants to tender 3.96 Warrants in exchange for one Ordinary Share. A holder may tender as few or as many Warrants as the holder elects. The Company will not issue fractional Ordinary Shares in the Offer. Instead, we will upon exercise, round up to the nearest whole number the number of Ordinary Shares to be issued to the holder. Holders may also be entitled to exercise their Warrants for cash during the Offer Period in accordance with the terms of the Warrant if a registration statement with respect to the Ordinary Shares underlying the Warrants is declared effective.  Such a registration statement is currently effective.”

IMPORTANT PROCEDURES

The following paragraph is hereby added prior to the last full paragraph on the second page of the Offer to Purchase:  “You may tender Warrants held as part of a Unit in the Offer.  If any or all of your Warrants are held as part of a Unit, you will need to separate the Unit and undertake all actions necessary to allow for tender of the separated Warrant.  For specific instructions regarding separation of Units, please see the Client Letter.  The Client Letter includes an instruction form for your completion which provides a box to check to request separation of the Units.”

The first full paragraph on the third page of the Offer to Purchase is hereby amended and restated in its entirety as follows: “THE COMPANY WILL NOT ISSUE FRACTIONAL ORDINARY SHARES IN THE OFFER AND WILL ROUND UP TO THE NEAREST WHOLE SHARE THE NUMBER OF SHARES TO BE ISSUED TO THE HOLDER.”

PROCEDURES FOR TENDERING WARRANTS

The last full paragraph on page 5 of the Offer to Purchase is hereby amended and restated in its entirety as follows: “SEPARATION OF UNITS. You may tender Warrants held as part of a Unit in the Offer.  If any or all of your Warrants are held as part of a Unit, you will need to separate the Unit and undertake all actions necessary to allow for tender of the separated Warrant. For specific instructions regarding separation of Units, please see the Client Letter.   The Client Letter includes an instruction form for your completion which provides a box to check to request separation of the Units.”

WITHDRAWAL RIGHTS

The following paragraph is hereby added following the fourth full paragraph on page 7 of the Offer to Purchase:  “You may combine withdrawn Warrants and Ordinary Shares back into Units by sending a letter of instruction to your broker requesting the combination.  The broker will then instruct the Company’s transfer agent to process the combination.”

PRICE RANGE OF COMMON STOCK, WARRANTS AND UNITS

The second full paragraph and following table on page 11 of the Offer to Purchase are hereby amended and restated in its entirety as follows:

“The following table shows, by fiscal quarter, the high and low sale prices of the Ordinary Shares (and the common stock of our predecessor 2020 ChinaCap Acquirco, Inc. (“2020”) prior to October 20), Public Warrants and Units as quoted on the NYSE Amex (until October 12, 2009) and the NASDAQ Stock Market (from October 13, 2009 onward). 2020’s common stock and warrants commenced trading separately from its units on December 3, 2007. However, transactions in our units continue to occur.

	Ordinary Shares		Units		Warrants
	High	Low	High	Low	High	Low

Fourth Quarter of 2009	$12.22	$7.85	$19.9799	$8.25	$3.83	$1.25

Third Quarter of 2009	$8.03	$7.72	$9.20	$7.83	$1.49	$0.17

Second Quarter of 2009	$7.81	$7.57	$8.07	$7.46	$0.27	$0.03

First Quarter of 2009	$7.73	$7.25	$7.95	$7.12	$0.11	$0.03

Fourth Quarter of 2008	$7.30	$6.60	$7.40	$6.45	$0.23	$0.03

Third Quarter of 2008	$7.50	$7.04	$7.95	$7.10	$0.50	$0.20

Second Quarter of 2008	$7.60	$7.18	$8.09	$7.41	$0.60	$0.40

First Quarter of 2008	$7.39	$6.96	$8.20	$7.51	$0.95	$0.45

Fourth Quarter of 2007 (beginning on November 8, 2007 with respect to our units)	$7.30	$7.11	$8.24	$8.10	$0.95	$0.85

TRANSACTIONS AND AGREEMENTS CONCERNING THE COMPANY’S SECURITIES

The first, second and third full paragraphs on page 12 of the Offer to Purchase are hereby amended and restated in their entirety as follows: “In connection with the Acquisition, the former shareholders of Windrace (the “Windrace Stockholders”) and Windtech Holdings Limited  (“Windtech”) and Wisetech Holdings Limited (“Wisetech” and collectively with Windtech, the “Additional Windrace Investors”), who invested in Windrace immediately prior to the Acquisition, entered into agreements obligating us to register for resale the ordinary shares of Exceed they received at the closing (and certain additional shares issuable to the Additional Windrace Investors). We have registered these shares on the Form F-1 referred to in the preceding paragraph.

Pursuant to an agreement between Windrace, the Additional Windrace Investors and our Chief Executive Officer Lin Shuipan (the “Windrace Investment Agreement”), Mr. Lin has agreed that  he will not (and will procure Ms. Xiayu Chen (“Ms. Chen”) and their respective designated nominee(s), not to), transfer or dispose of, or grant or create any interests or rights of any nature in respect of, any interest in the ordinary shares held by him (including those held on trust for Ms. Chen) and/or Ms. Chen and/or their respective designated nominee(s), prior to the date 36 months from the closing of the Acquisition, which is October 20, 2012.  The transfer restriction set forth in the immediately preceding sentence shall not apply to the loan of, or other transfer of dispositive power over, such shares by Mr. Lin and/or Ms. Chen to shareholders of Exceed who both: (i) beneficially own less than 10% of the outstanding ordinary shares of Exceed after giving effect to such transfer; and (ii) are not otherwise affiliated with Exceed at the time of the transfer.

Each of Windtech and Wisetech is subject to a lock-up agreement with the Company, which generally prohibits Windtech and Wisetech from selling, transferring or disposing the ordinary shares of the Company owned by them during the six month period from October 21, 2009 through and including April 20, 2010 (or earlier, if the Company engages in a subsequent transaction resulting in the Company’s shareholders having the right to exchange their ordinary shares for cash or other securities).  During that period, Windtech and Wisetech may transfer the shares to affiliates, limited partners, members or shareholders if the recipients enter into a substantially similar lock-up agreement.  Mr. Lin has entered into a similar agreement with the Company with respect to the ordinary shares he owns directly or held in trust for the benefit of Ms. Chen on the same terms as the Windtech and Wisetech agreements except that the lock-up runs through October 20, 2012 (or earlier, if the Company engages in a subsequent transaction resulting in the Company’s shareholders having the right to exchange their ordinary shares for cash or other securities). This agreement is in addition to the restrictions imposed by the Windrace Investment Agreement.

The Windrace Investment Agreement also provided that six months after the closing of the Acquisition, Windrace shall sell to the Additional Windrace Investors up to an aggregate of 2,500,000 warrants for the purchase of ordinary shares of Exceed, which Windrace has purchased in the open market (“Investor Warrants”) at a price not to exceed $1.00 per Investor Warrant. In the event that less than 2,500,000 Investor Warrants are sold to the Additional Windrace Investors or the aggregate cost to Windrace of acquiring the Investor Warrants is less than $2,500,000, Exceed shall issue to the Additional Windrace Investors that aggregate number of Exceed ordinary shares equal to dividing the result of subtracting from $2,500,000 the amount spent by Windrace to acquire Investor Warrants by $7.58 per share. On November 30, 2009, by agreement between the parties, Exceed issued to the Additional Windrace Investors an aggregate of 329,816 additional Exceed Ordinary Shares in satisfaction of the balance of its obligations under the Windrace Investment Agreement.”

FINANCIAL INFORMATION REGARDING THE COMPANY.

Section 9 on page 13 of the Offer to Purchase is hereby amended and restated in its entirety as follows:

“9.	FINANCIAL INFORMATION REGARDING THE COMPANY

The Company incorporates by reference (i) the financial statements of Windrace International Company Ltd. that were furnished beginning on page 113 of the Registration Statement on Form F-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) on November 23, 2009, as amended by Amendment No. 1 by the Company  with the SEC on December 18, 2009, (ii) the summary unaudited pro forma financial information of the Company beginning on page 8 of the Registration Statement, (iii) the financial statements of the Company’s predecessor 2020 ChinaCap Acquirco, Inc. (“2020”) that were furnished beginning on page 77 of the Registration Statement and (iv) 2020’s financial statements as of and for the three month period ended September 30, 2009 that were furnished in 2020’s Quarterly Report on Form 10-Q filed with the SEC on October 16, 2009.”

The following unaudited summary of historical and pro forma financial information has been derived from the Company’s audited financial statements as of and for the year ended December 31, 2008 and from the Company’s unaudited financial statements as of and for the six months ended June 30, 2009. Operating results for the six months ended June 30, 2009 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2009.

The following table sets forth the unaudited pro forma information of Exceed Company Ltd. as of December 31, 2008 and June 30, 2009 as described below:

 - of Exceed Company Ltd. on an as adjusted basis, giving effect to the following:
 - the business combination with Windrace International Company Limited
 - the issuance of 3,957,784 ordinary shares of Exceed Company Ltd. to a new investor group
 - the redemption of 1,343,082 shares of 2020 ChinaCap Acquirco, Inc common stock subject to possible redemption
 - the repurchase and cancellation of the underwriters purchase option

 - of Exceed Company Ltd. on an as further adjusted basis, giving effect to the following:
 - the business combination with Windrace International Company Limited
 - the issuance of 3,957,784 ordinary shares of Exceed Company Ltd. to a new investor group
 - the redemption of 1,343,082 shares of 2020 ChinaCap Acquirco, Inc. common stock subject to possible redemption
 - the repurchase and cancellation of the underwriters purchase option
 - the issuance of 2,750,000 ordinary shares in exchange for all outstanding Warrants

The unaudited pro forma financial information is intended for informational purposes only and does not purport to be indicative of the results that would actually have been obtained if the above transactions had been completed at the dates indicated or the results that may be obtained in the future. Actual results may differ significantly from those shown in the unaudited pro forma financial information.

	Historical Information		Pro Forma Information
		Windrace
	Exceed	International		As
	Company	Company	As	Further
	Ltd.	Limited	Adjusted	Adjusted

Number of ordinary shares issued and outstanding -
December 31, 2008	10,500,000	92,000	18,856,168	21,606,168
June 30, 2009	10,500,000	92,000	18,856,168	21,606,168

Balance sheet data -
June 30, 2009 -
Current assets	$68,423	$109,866	$147,464	$147,464
Noncurrent assets	$-	$45,241	$45,241	$45,241
Current liabilities	$4,152	$90,604	$46,390	$46,390
Noncurrent liabilities	$-	$-	$-	$-
Ordinary shares subject to possible redemption	$19,762	$-	$-	$-
Book value per ordinary share	$6.12 (1)	$701.12	$7.76	$6.77

Statement of operations data -
Year ended December 31, 2008 -
Sales	$-	$261,911	$261,911	$261,911
Gross profit	$-	$71,514	$71,514	$71,514
Interest expense and finance costs	$-	$(3,394)	$(3,394)	$(3,394)
Income (loss) before income taxes	$(274)	$24,551	$24,551	$24,551
Income (loss) from continuing operations	$(276)	$24,237	$24,237	$24,237
Net income (loss)	$(276)	$24,237	$24,237	$24,237
Income (loss) per ordinary share from continuing operation -
basic and diluted	$(0.03)	$263.45	$1.29	$1.12
Net income (loss) per ordinary share - basic and diluted	$(0.03)	$263.45	$1.29	$1.12
Ratio of earnings to fixed charges	N/A (2)	8.23	8.23	8.23

Six months ended June 30, 2009 -
Sales	$-	$119,522	$119,522	$119,522
Gross profit	$-	$34,689	$34,689	$34,689
Interest expense and finance costs	$-	$(2,528)	$(2,528)	$(2,528)
Income (loss) before income taxes	$(785)	$16,462	$16,462	$16,462
Income (loss) from continuing operations	$(785)	$16,377	$16,377	$16,377
Net income (loss)	$(785)	$16,377	$16,377	$16,377
Income (loss) per ordinary share from continuing operation -
basic and diluted	$(0.07)	$178.01	$0.87	$0.76
Net income (loss) per ordinary share - basic and diluted	$(0.07)	$178.01	$0.87	$0.76
Ratio of earnings to fixed charges	N/A (2)	7.51	7.51	7.51

(1)	Net assets used to calculate Exceed's historical book value per share include the value of common stock subject to possible redemption.
(2)	Calculation is not applicable, as Exceed had no fixed charges during the periods presented.

EXCEED COMPANY LTD. (FORMERLY 2020 CHINACAP ACQUIRCO, INC.)
AND WINDRACE INTERNATIONAL COMPANY LIMITED (FORMERLY XDLONG INTERNATIONAL COMPANY LIMITED)
Unaudited Pro Forma Condensed Combined Statement of Operations
Six Months Ended June 30, 2009
(In thousands of U.S. Dollars, except for share and per share amounts, and in U.S. GAAP)

										Pro Forma
										Combined
										Companies
							Pro Forma			(with Actual
							Combined			Share
		Windrace					Companies			Redemption
	Exceed	International	Pro Forma				(with Actual	Pro Forma		and Maximum
	Company	Company	Adjustments and Eliminations				Share	Adjustments and Eliminations		Warrant
	Ltd.	Limited	Debit		Credit		Redemption)	Debit	Credit	Exchange)

Sales	$-	$119,522					$119,522			$119,522

Cost of sales	-	84,833					84,833			84,833

Gross profit	-	34,689					34,689			34,689

Operating expenses:
Selling and distribution costs	-	10,879					10,879			10,879
Administrative expenses	786	2,954			786	(1)	2,954			2,954
Research and development expenses	-	1,907					1,907			1,907
Total operating expenses	786	15,740					15,740			15,740

Income (loss) from operations	(786)	18,949					18,949			18,949

Other income (expense):
Interest income	1	-	1	(1)			-			-
Interest on preferred shares	-	(2,370)					(2,370)			(2,370)
Other finance costs	-	(158)					(158)			(158)
Other	-	41					41			41

Income (loss) before income taxes	(785)	16,462					16,462			16,462

Income taxes	-	85					85			85

Net income (loss)	$(785)	$16,377					$16,377			$16,377

Net income (loss) per ordinary share -
Basic	$(0.07)						$0.87			$0.76
Diluted	$(0.07)						$0.69			$0.76

Weighted average number of ordinary
shares outstanding (Note B) -
Basic	10,500,000						18,856,168			21,606,168
Diluted	10,500,000						23,651,019			21,606,168

Pro Forma Adjustments and Eliminations (In thousands of U.S. Dollars, except for share and per share amounts):
(1)	To eliminate historical operations of the accounting acquiree (a non-operating public shell), as the transaction is being accounted for as a reverse recapitalization.

Pro Forma Notes (In thousands of U.S. Dollars, except for share and per share amounts):
(A)	Pro forma entries are recorded to the extent they are a direct result of the business combination, are factually supportable, and are expected to have continuing future impact.
(B)
As the business combination and tender offer are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted earnings per share assumes that the shares issuable relating to the business combination and tender offer have been outstanding for the entire period presented. In this calculation, shares redeemed are retroactively adjusted to eliminate such shares for the entire period. For purposes of determining common stock equivalents, the trading price for the Company's common stock of $9.38 on December 18, 2009 was utilized. Basic and diluted weighted average number of ordinary shares outstanding is calculated as follows:

			No. of
			Shares
			with Actual
	Pro Forma	No. of	Share
	Balance	Shares	and
	Sheet	with Actual	Maximum
	Adjustment	Share	Warrant
	No.	Redemption	Exchange
Actual number of ordinary shares outstanding		10,500,000	10,500,000
Pro forma shares:
Number of shares issuable in connection with the business combination	(5)	17,008,633	17,008,633
Shares issued to new investor	(17)	3,957,784	3,957,784
Shares issued in exchange for warrants in connection with the tender offer	(20)	-	2,750,000
Shares redeemed by public shareholders	(13)	(1,343,082)	(1,343,082)
Pro forma weighted average number of ordinary shares issued		30,123,335	32,873,335
Escrow shares	(5)	(14,258,633)	(14,258,633)
Closing Adjustment Shares	(5)	2,991,466	2,991,466
Pro forma weighted average number of ordinary shares outstanding - basic		18,856,168	21,606,168
Ordinary share equivalents:
Shares issuable from "in the money" warrants outstanding:
From public offering warrants		8,625,000	-
From insider warrants		2,265,000	-
Total shares issuable		10,890,000	-
Less number of shares available "on the market" pursuant to the treasury stock method		(6,095,149)	-
Number of "new" shares to be issued pursuant to the treasury stock method		4,794,851	-
Pro forma weighted average number of ordinary shares outstanding - diluted		23,651,019	21,606,168

The selling shareholders will be eligible to earn an additional 2,212,789 earn-out shares, based upon the achievement of certain income targets for the year 2011. Upon issuance, the earn-out shares, as well as the shares held in escrow, when released from escrow, will be recorded as an adjustment to the accounting acquiree's basis in the reverse recapitalization, and will be included in the calculations of earnings per share from such date.

EXCEED COMPANY LTD. (FORMERLY 2020 CHINACAP ACQUIRCO, INC.)
AND WINDRACE INTERNATIONAL COMPANY LIMITED (FORMERLY XDLONG INTERNATIONAL COMPANY LIMITED)
Unaudited Pro Forma Condensed Combined Statement of Operations
Year Ended December 31, 2008
(In thousands of U.S. Dollars, except for share and per share amounts, and in U.S. GAAP)

										Pro Forma
										Combined
										Companies
							Pro Forma			(with Actual
							Combined			Share
		Windrace					Companies			Redemption
	Exceed	International	Pro Forma				(with Actual	Pro Forma		and Maximum
	Company	Company	Adjustments and Eliminations				Share	Adjustments and Eliminations		Warrant
	Ltd.	Limited	Debit		Credit		Redemption)	Debit	Credit	Exchange)

Sales	$-	$261,911					$261,911			$261,911

Cost of sales	-	190,397					190,397			190,397

Gross profit	-	71,514					71,514			71,514

Operating expenses:
Selling and distribution costs	-	32,482					32,482			32,482
Administrative expenses	927	4,202			927	(1)	4,202			4,202
Research and development expenses	-	2,540					2,540			2,540
Total operating expenses	927	39,224					39,224			39,224

Income (loss) from operations	(927)	32,290					32,290			32,290

Other income (expense):
Interest income	1,002	-	1,002	(1)			-			-
Interest on preferred shares	-	(3,159)					(3,159)			(3,159)
Other finance costs	-	(235)					(235)			(235)
Aborted IPO expenses	-	(4,516)					(4,516)			(4,516)
Abandoned project costs	(349)	-			349	(1)	-			-
Other	-	171					171			171

Income (loss) before income taxes	(274)	24,551					24,551			24,551

Income taxes	2	314			2	(1)	314			314

Net income (loss)	$(276)	$24,237					$24,237			$24,237

Net income (loss) per ordinary share -
Basic	$(0.03)						$1.29			$1.12
Diluted	$(0.03)						$1.02			$1.12

Weighted average number of ordinary
shares outstanding (Note B) -
Basic	10,500,000						18,856,168			21,606,168
Diluted	10,500,000						23,651,019			21,606,168

Pro Forma Adjustments and Eliminations (In thousands of U.S. Dollars, except for share and per share amounts):
(1)	To eliminate historical operations of the accounting acquiree (a non-operating public shell), as the transaction is being accounted for as a reverse recapitalization.

Pro Forma Notes (In thousands of U.S. Dollars, except for share and per share amounts):
(A)	Pro forma entries are recorded to the extent they are a direct result of the business combination, are factually supportable, and are expected to have continuing future impact.
(B)
As the business combination and tender offer are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted earnings per share assumes that the shares issuable relating to the business combination and tender offer have been outstanding for the entire period presented. In this calculation, shares redeemed are retroactively adjusted to eliminate such shares for the entire period. For purposes of determining common stock equivalents, the trading price for the Company's common stock of $9.38 on December 18, 2009 was utilized. Basic and diluted weighted average number of ordinary shares outstanding is calculated as follows:

			No. of
			Shares
			with Actual
	Pro Forma	No. of	Share
	Balance	Shares	and
	Sheet	with Actual	Maximum
	Adjustment	Share	Warrant
	No.	Redemption	Exchange
Actual number of ordinary shares outstanding		10,500,000	10,500,000
Pro forma shares:
Number of shares issuable in connection with the business combination	(5)	17,008,633	17,008,633
Shares issued to new investor	(17)	3,957,784	3,957,784
Shares issued in exchange for warrants in connection with the tender offer	(20)	-	2,750,000
Shares redeemed by public shareholders	(13)	(1,343,082)	(1,343,082)
Pro forma weighted average number of ordinary shares issued		30,123,335	32,873,335
Escrow shares	(5)	(14,258,633)	(14,258,633)
Closing Adjustment Shares	(5)	2,991,466	2,991,466
Pro forma weighted average number of ordinary shares outstanding - basic		18,856,168	21,606,168
Ordinary share equivalents:
Shares issuable from "in the money" warrants outstanding:
From public offering warrants		8,625,000	-
From insider warrants		2,265,000	-
Total shares issuable		10,890,000	-
Less number of shares available "on the market" pursuant to the treasury stock method		(6,095,149)	-
Number of "new" shares to be issued pursuant to the treasury stock method		4,794,851	-
Pro forma weighted average number of ordinary shares outstanding - diluted		23,651,019	21,606,168

The selling shareholders will be eligible to earn an additional 2,212,789 earn-out shares, based upon the achievement of certain income targets for the year 2011. Upon issuance, the earn-out shares, as well as the shares held in escrow, when released from escrow, will be recorded as an adjustment to the accounting acquiree's basis in the reverse recapitalization, and will be included in the calculations of earnings per share from such date.

EXCEED COMPANY LTD. (FORMERLY 2020 CHINACAP ACQUIRCO, INC.)
AND WINDRACE INTERNATIONAL COMPANY LIMITED (FORMERLY XDLONG INTERNATIONAL COMPANY LIMITED)
Unaudited Pro Forma Condensed Combined Balance Sheet
June 30, 2009
(In thousands of U.S. Dollars, except for share and per share amounts, and in U.S. GAAP)

												Pro Forma
												Combined
												Companies
							Pro Forma					(with Actual
							Combined					Share
		Windrace					Companies					Redemption
	Exceed	International	Pro Forma				(with Actual	Pro Forma				and Maximum
	Company	Company	Adjustments and Eliminations				Share	Adjustments and Eliminations				Warrant
	Ltd.	Limited	Debit		Credit		Redemption)	Debit		Credit		Exchange)

Assets
Current assets:
Cash and cash equivalents	$308	$32,784	68,094	(1)	2,039	(2)	$70,362					$70,362
			30,000	(17)	5,028	(8)
			1	(15)	39,517	(9)
					413	(12)
					10,628	(13)
					700	(18)
					2,500	(19)
Cash held in trust fund	68,095	-			68,094	(1)	-					-
					1	(15)
Trade receivables	-	66,679					66,679					66,679
Inventories	-	9,536					9,536					9,536
Prepayments, deposits and other receivables	20	867					887					887
Total current assets	68,423	109,866					147,464					147,464

Non-current assets:
Property, plant and equipment	-	40,890					40,890					40,890
Prepaid land lease payments	-	4,351					4,351					4,351
Total non-current assets	-	45,241					45,241					45,241
Total assets	$68,423	$155,107					$192,705					$192,705

Liabilities and Equity
Current liabilities:
Trade and bills payables	$-	$24,586					$24,586					$24,586
Deposits received, other payables and accruals	624	8,205	790	(16)			8,039					8,039
Accrued interest on preferred shares	-	5,531	4,531	(10)			1,000					1,000
Interest-bearing bank borrowings	-	12,151					12,151					12,151
Due to a director	-	529					529					529
Tax payable	-	85					85					85
Accrued offering costs	413		413	(12)			-					-
Accrued transaction costs	-	-	5,028	(8)	1,193	(6)	-					-
					3,045	(7)
					790	(16)
Notes payable to shareholders	700	-	700	(18)			-					-
Deferred underwriters' fee	2,415	-	2,039	(2)			-					-
			376	(14)
Preferred shares obligation	-	39,517	39,517	(9)			-					-
Total current liabilities	4,152	90,604					46,390					46,390

Ordinary shares subject to possible redemption	19,762	-	19,762	(3)			-					-

Shareholders' equity
Preferred shares, $0.0001 par value	-	-					-					-
Ordinary shares, $0.0001 par value	1	-	-	(13)	2	(5)	3			-	(20)	3
					-	(17)
Issued share capital	-	1	1	(11)			-					-
Additional paid-in capital / capital reserve	45,562	15,169	2,247	(4)	19,762	(3)	95,493	-	(20)			95,493
			2	(5)	1	(11)
			10,628	(13)	30,000	(17)
			2,500	(19)	376	(14)
Other reserve	-	(27,169)					(27,169)					(27,169)
Statutory surplus fund	-	5,825					5,825					5,825
Retained earnings (accumulated deficit)	(1,054)	64,440	1,193	(6)	2,247	(4)	65,926					65,926
			3,045	(7)	4,531	(10)
Exchange fluctuation reserve	-	6,237					6,237					6,237
Total shareholders' equity	44,509	64,503					146,315					146,315
Total liabilities and shareholders' equity	$68,423	$155,107					$192,705					$192,705

Pro Forma Adjustments and Eliminations (In thousands of U.S. Dollars, except for share and per share amounts):
(1)	To liquidate investments held in trust.
(2)
To record payment of deferred underwriters' compensation charged to capital at time of initial public offering but contingently payable until the consummation of a business combination ($0.28 per share times 7,281,918 IPO shares not redeemed).

(3)	To reclassify ordinary shares subject to redemption to permanent equity.
(4)	To eliminate historical retained earnings, as adjusted, of accounting acquiree.
(5)	To record issuance of merger shares to the selling shareholders in the business combination, as follows:

To the selling shareholders, inclusive of 2,750,000 shares released at closing and 14,258,633 shares held in escrow,and exclusive of 2,212,789 earn-out shares	17,008,633
Less escrow shares not considered outstanding	(14,258,633)
Closing Adjustment Shares released from escrow at closing and deemed outstanding such that the total number of shares held by the selling shareholders is not less than 51% of the total number of shares outstanding upon the close of the business combination	2,991,466
Total merger shares to be outstanding at closing	5,741,466

(6)
To accrue balance of estimated direct transaction costs of Exceed for the preparation and negotiation of the business combination based upon engagement letters, actual invoices and/or currently updated fee estimates as follows:

Financial advisor	$272
Legal fees	1,248
Accounting fees	215
Other consulting fees	209
Travel	257
Registration fees	5
Printing costs	88
Total estimated costs	2,294
Less costs incurred as of the balance sheet date	(1,101)
Balance to accrue	$1,193

Total estimated transaction costs do not include contingent underwriters' fees and other accrued offering costs that are payable upon consummation of the business combination as such costs were incurred in connection with Exceed's IPO and have already been provided for on the books of Exceed.

(7)
To accrue balance of estimated direct transaction costs of Windrace for the preparation and negotiation of the business combination based upon engagement letters, actual invoices and/or currently updated fee estimates as follows:

Legal fees	$483
Placement fee	2,134
Accounting fees	639
Travel	310
Roadshow	57
Total estimated costs	3,623
Less costs incurred as of the balance sheet date	(578)
Balance to accrue	$3,045

(8)	To record payment of transaction costs related to the business combination.
(9)	To record payment of principal on preferred share obligation.
(10)	To reduce interest accrued on the books of Windrace, relating to the preferred share obligation, to the amount due on June 30, 2010 of $1,000.
(11)	To eliminate historical issued share capital of accounting acquirer.
(12)	To record payment of accrued offering costs payable upon the consummation of a business combination.
(13)	To record redemption of 1,343,082 shares of Exceed Company Ltd. (formerly 2020 Chinacap Acquirco, Inc.) issued in the Company's IPO, for an aggregate of $10,628.
(14)	To reverse portion of deferred underwriters' fee forfeited to redeeming shareholders ($0.28 per share times 1,343,082 shares redeemed).
(15)	To record the final permissible withdrawal of income taxes and working capital from the interest earned on the trust funds.
(16)	To reclassify and offset accrued transaction costs of $612 on the books of Exceed and $178 on the books of Windrace, for a total of $790.
(17)	To record the issuance of 3,957,784 ordinary shares to a new investor group for $30,000.
(18)	To record the repayment of notes payable to shareholders with proceeds received from the trust account.
(19)	To record repurchase and cancellation of the underwriters purchase option issued in the Company's IPO, for an aggregate of $2,500.
(20)	To record the exchange of all outstanding public and insider warrants for ordinary shares of the Company, on a cashless basis, in connection with the Company's tender offer as follows:

Public warrants outstanding	8,625,000
Insider warrants outstanding	2,265,000
Total warrants outstanding and subject to this tender offer	10,890,000
Number of warrants tendered per ordinary share on a cashless basis	3.96
Total number of ordinary shares to be issued on a cashless basis	2,750,000
Cash paid for any fractional shares is not reflected in this pro forma balance sheet.

Pro Forma Notes (In thousands of U.S. Dollars, except for share and per share amounts):
(A)	Pro forma entries are recorded to the extent they are a direct result of the business combination and are factually supportable.
(B)
Concurrent with the closing, 14,258,633 of the merger shares, shall be delivered into an escrow account and be subject to release to the selling shareholders as Closing Adjustment Shares, or upon the attainment of certain income thresholds as follows:

Closing Adjustment Shares	2,991,466
From escrow at the close of the 2009 audit, if certain earnings thresholds are met, net of Closing Adjustment Shares	5,563,714
From escrow at the close of the 2010 audit, if certain earnings thresholds are met	4,277,590
From escrow at the close of the 2011 audit, if certain earnings thresholds are met	1,425,863
Total merger shares held in escrow	14,258,633

If the cumulative earnings thresholds referred to above are not met at the time of the 2011 audit, the shares not yet released will be reduced proportionately and the remainder will be released to the selling shareholders.
(C)
The selling shareholders will be eligible to earn an additional 2,212,789 earn-out shares, based upon the achievement of certain income targets for the year 2011. Upon issuance, the earn-out shares, as well as the shares held in escrow, when released from escrow, will be recorded as an adjustment to the accounting acquiree's basis in the reverse recapitalization, and will be included in the calculations of earnings per share from such date.

(D)
On October 19, 2009, shareholders of Exceed Company Ltd. (formerly 2020 ChinaCap Acquirco, Inc.) approved the business combination, with holders of 1,517,295 shares voting against the business combination. Of the shareholders voting against the business combination, holders of 1,343,082 shares properly demanded redemption of their shares and were paid $10,628, or $7.91 per share, in cash.

RISK FACTORS; FORWARD-LOOKING STATEMENTS

The second full paragraph on page 16 of the Offer to Purchase is hereby amended and restated in its entirety as follows: “An investment in our Ordinary Shares involves a high degree of risk. Please refer to our filings with the SEC, including our Definitive Proxy Statement filed on October 6, 2009, our Quarterly Report on Form 10-Q for the period ended September 30, 2009 filed on October 16, 2009, the Current Report on Form 6-K filed on October 26, 2009 and our Registration Statement on Form F-1 filed on November 23, 2009, as amended by Amendment No. 1 filed on December 18, 2009, for a discussion of these risks. Additional risks and uncertainties not presently known to the Company or that the Company currently deems immaterial also may impair our business operations. If any of the matters identified as potential risks materialize, our business could be harmed. In that event, the trading price of our Ordinary Shares, Public Warrants and Units could decline.”

The fifth full paragraph on page 16 of the Offer to Purchase through the first full paragraph on page 17 of the Offer to Purchase are hereby amended and restated in their entirety as follows:

“Although we are required to (and intend to) use our best efforts to have an effective registration statement covering the issuance of the Ordinary Shares underlying the Public Warrants at the time that the Public Warrant holders exercise their Public Warrants, we cannot guarantee that a registration statement will be effective, in which case the Public Warrant holders may not be able to exercise their Public Warrants.

Holders of the Public Warrants will be able to receive Ordinary Shares upon exercise of the Public Warrants only if (i) a current registration statement under the Securities Act relating to the Ordinary Shares underlying the Public Warrants is then effective and (ii) such shares are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of Public Warrants reside. We have agreed in the Warrant Agreement relating to the Public Warrants, and therefore have a contractual obligation, to use our best efforts to maintain a current registration statement covering the shares underlying the Public Warrants to the extent required by U.S. federal securities laws, and we do presently have such a registration statement in effect. Although we intend to comply with such agreement to maintain such effective registration statement in place, we cannot give assurance that we will be able to do so. In addition, some states may not permit us to register the shares issuable upon exercise of our Public Warrants for sale. The value of the Public Warrants may be greatly reduced if a registration statement covering the shares issuable upon the exercise of the Public Warrants is not effective or if the securities are not qualified, or exempt from qualification, in the states in which the holders of Public Warrants reside. Holders of Public Warrants who reside in jurisdictions in which the shares underlying the Public Warrants are not qualified and in which there is no exemption will be unable to exercise their Public Warrants and would either have to sell their Public Warrants in the open market or allow them to expire unexercised. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to qualify the underlying securities for sale under all applicable state securities laws.

There is a current effective registration statement covering resale of the Ordinary Shares underlying the Private Warrants but not a current effective registration statement covering resale of the Private Warrants.   We cannot guarantee that any such registration statement will become or remain effective, in which case the holders of the Private Warrants may not be able to sell the Private Warrants or the Ordinary Shares they acquire upon exercise of their Private Warrants.

The Private Warrants have not been registered under the Securities Act or with any state.  The Ordinary Shares underlying the Private Warrants have been registered for resale under the Securities Act.  Accordingly, the holders of the Private Warrants are only able to sell the Private Warrants under an exemption from registration or if a current registration statement relating to the Private Warrants is then effective and such Private Warrants are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the prospective purchasers of the shares reside. The holders of Ordinary Shares received upon exercise of the Private Warrants or in the Offer are only able to sell such Ordinary Shares under an exemption from registration or if a current registration statement relating to the Private Warrants is then effective and such Ordinary Shares are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the prospective purchasers of the shares reside.  We have contractually agreed to register the underlying Ordinary Shares under certain circumstances, and we do have such a registration statement currently in effect.  However, while we intend to continue to comply with such agreement and maintain the effectiveness of such registration statement, we cannot give assurance that we will be able to do so.”

In completing the Letter of Transmittal, in Column B of Box 1, you should divide the number in Column A by 3.96 and round UP to the nearest whole number.  You should disregard Column C as the Company will not be paying cash for fractional shares.

Holders that have previously validly tendered (and not withdrawn) their Warrants pursuant to the Offer are not required to take any further action to receive the shares of the Company’s Ordinary Shares for any such Warrants tendered pursuant to the Offer, unless they wish to withdraw their Warrants.  Holders that wish to withdraw their Warrants must follow the procedures set forth in Section 3 of the Offer to Purchase.

Except as set forth in this Supplement, the terms and conditions of the Offer remain as set forth in the Offer to Purchase and the Letter of Transmittal. This Supplement should be read in connection with the Offer to Purchase and the Letter of Transmittal. Unless otherwise indicated, capitalized terms used in this Supplement have the same meanings given to them in the Offer to Purchase.

EXCEED COMPANY LTD.

January 5, 2010

THE DEPOSITARY FOR THE OFFER IS:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

BY MAIL, HAND OR OVERNIGHT DELIVERY:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY
17 BATTERY PLACE, 8TH FLOOR
NEW YORK, NY 10004

BY FAX:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY
FAX: (212) 616-7610
CONFIRM BY TELEPHONE:
(212) 509-4000 ext. 536

THE INFORMATION AGENT FOR THE OFFER IS:

ICR, Inc.
441 Lexington Avenue
4th Floor
New York, NY 10017
Warrant holders and banks and brokerage firms, please call: (415) 419-5606
You may also email your requests to devlin.lander@icrinc.com.

ANY QUESTION OR REQUEST FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION
AGENT AT THE ADDRESS, PHONE NUMBER AND EMAIL ADDRESS LISTED ABOVE.
REQUESTS FOR ADDITIONAL COPIES OF THE OFFER LETTER, THE LETTER OF TRANSMITTAL
OR OTHER DOCUMENTS RELATED TO THE OFFER MAY ALSO BE DIRECTED TO THE
INFORMATION AGENT.